UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2013

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-9936	EDISON INTERNATIONAL	California	95-4137452
1-2313	SOUTHERN CALIFORNIA EDISON COMPANY	California	95-1240335

2244 Walnut Grove Avenue (P.O. Box 976) Rosemead, California 91770 (Address of principal executive offices)	2244 Walnut Grove Avenue (P.O. Box 800) Rosemead, California 91770 (Address of principal executive offices)
(626) 302-2222 (Registrant's telephone number, including area code)	(626) 302-1212 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report includes forward-looking statements. Edison International and Southern California Edison Company based these forward-looking statements on their current expectations and projections about future events in light of their knowledge of facts as of the date of this current report and their assumptions about future circumstances. These forward-looking statements are subject to various risks and uncertainties that may be outside the control of Edison International and Southern California Edison Company. Edison International and Southern California Edison Company have no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events, or otherwise. This current report should be read with Edison International's and Southern California Edison Company's combined Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent Quarterly Reports on Form 10-Q.

Item 2.06	Material Impairments
On June 6, 2013, Southern California Edison (“SCE”) reached a decision to permanently retire Units 2 and 3 (“Units”) of its San Onofre Nuclear Generating Station (“San Onofre”). Both Units have been shut down since early 2012 for extensive inspections, testing and analysis following discovery of a leak in a heat transfer tube in one of San Onofre's replacement steam generators in Unit 3. Replacement steam generators were installed at San Onofre in 2010 and 2011, two in Unit 2 and two in Unit 3.
In October 2012, SCE submitted a restart plan to the Nuclear Regulatory Commission (“NRC”), seeking to restart Unit 2 at a reduced power level (70%) for an initial period of approximately five months, based on work done by engineering groups from three independent firms with expertise in steam generator design and manufacturing. SCE has not developed a restart plan for Unit 3.
Despite the extensive review of its restart plan to date, SCE concluded that there remains considerable uncertainty about when the review process will be concluded. SCE's plans for restart of Unit 2 have been under review by the NRC since October 2012. A ruling by an adjudicatory arm of the NRC, the Atomic Safety and Licensing Board, on May 13, 2013 creates further uncertainty regarding when a final decision might be made on restarting Unit 2. Additional administrative processes and appeals could result in delays of more than a year. During this period, the costs of maintaining San Onofre in readiness for restart and to replace the power San Onofre previously provided continue.
Given the considerable uncertainty of when or whether SCE would be permitted to restart Unit 2, SCE concluded that it was in the best interest of its customers, shareholders and other stakeholders to permanently retire the Units and focus on planning for the replacement generation and transmission resources which will eventually be required for grid reliability. SCE also concluded that its decision to retire the Units will facilitate more orderly planning for California's energy future without the uncertainty of whether, when or how long San Onofre would continue to operate.
Accounting for Early Retirement of San Onofre Units 2 and 3
As a result of the decision to early retire San Onofre Units 2 and 3, generally accepted accounting principles require reclassification of the amounts recorded in property, plant and equipment and related tangible operating assets to a regulatory asset to the extent that management concludes it is probable such costs are recoverable through future rates. Regulatory assets may also be recorded to the extent management concludes it is probable that direct and indirect costs incurred to retire Units 2 and 3 as of each reporting date are recoverable through future rates. These costs may include, but are not limited to, severance benefits to reduce the workforce at San Onofre to the staffing required to safely store and secure the plant prior to conducting decommissioning activities, losses on termination of purchase contracts, including nuclear fuel, and losses on disposition of excess inventory. Generally accepted accounting principles also require recognition of a liability to the extent management concludes it is probable SCE will be required to refund amounts from authorized revenues previously collected from customers (that are subject to refund).
As previously disclosed, in October 2012, the California Public Utilities Commission (“CPUC”) issued an Order Instituting Investigation (“OII”) that consolidated San Onofre issues in various regulatory proceedings into a single proceeding and considers appropriate cost recovery for all San Onofre costs, including among others, the cost of the steam generator replacement project, substitute market power costs, capital expenditures, operations and maintenance costs, and seismic study costs. The OII requires that all San Onofre-related costs incurred on and after January 1, 2012, be tracked in a memorandum account and, to the extent included in rates, collected subject to refund. The OII also states that the CPUC will determine whether to order the immediate removal, effective as of the date of the OII, of all costs related to San Onofre from SCE's rates, pending the return of one or both Units to useful service or other possible action. Various parties have filed testimony in the OII proceeding asking for the disallowance of some or all of the San Onofre-related costs.
At March 31, 2013, SCE's net investment associated with San Onofre is set forth in the following table:
Amounts in millions

Units 2 and 3 plant in service, including replacement steam generators* and construction work in progress	$1,190
Common plant in service and construction work in progress	340
Materials and supplies	100
Nuclear Fuel	471
Net Investment	$2,101
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*Includes the estimated net book value of the replacement steam generators at March 31, 2013 of $552 million.
In addition to net investment, the following additional costs are being reviewed in the OII:

•
The costs tracked in the memorandum account through March 31, 2013 under the CPUC's OII include approximately $728 million of SCE's authorized revenue requirement associated with operating and maintenance expenses, depreciation and return on SCE's investment in Units 2 and 3 and common plant. This amount is subject to refund depending on the outcome of the OII proceeding.

•
As a result of the outages, electric power and capacity normally provided by San Onofre are being purchased in the market by SCE. These substitute market power costs are typically recoverable through the Energy Resource Recovery Account subject to CPUC review, but will now be reviewed as part of the CPUC's OII proceeding. Estimated substitute market power costs calculated in accordance with the current methodology being followed in the OII were approximately $444 million as of March 31, 2013, net of avoided nuclear fuel costs.

In assessing whether to record regulatory assets as a result of the decision to retire San Onofre Units 2 and 3 early and whether to record liabilities for refunds to customers, SCE considered the interrelationship of recovery of costs and refunds to customers as a single unit of account for accounting purposes, as such matters are being considered by the CPUC in the San Onofre OII. SCE also considered that it will continue to use the common plant (such as fuel storage, security facilities and office) as part of ongoing activities at the site. SCE additionally reviewed relevant precedents and statutory provisions regarding the treatment of early retired assets previously placed in service and related materials, supplies and fuel. Such precedents have generally provided cost recovery of the remaining net investment in early retired assets. Such precedents vary on whether a full, partial or no rate of return is allowed on the investment in such assets. Furthermore, once the Units are removed from rate base, under normal principles of cost of service ratemaking and relevant statutory provisions, SCE should, absent imprudence, recover the costs it incurs to purchase power that might otherwise have been produced by San Onofre. SCE continues to believe that the actions it has taken and the costs it has incurred in connection with the San Onofre replacement steam generators and outages have been prudent.
Based on this review and facts currently known, SCE has estimated an impairment charge of a range of $450 million ($300 million after tax) to $650 million ($425 million after tax) to be recorded during the second quarter of 2013. The estimated range of the impairment charge considered the exposure for recovery of the net investment associated with San Onofre and the potential for refunds to customers.

Because precedent varies on the rate of return allowed on the net investment in early retired plants, SCE is not able to conclude what, if any, return will be allowed for the net investment or whether additional Allowance for Funds Used During Construction on work in progress will be probable of recovery from the date of SCE's decision to early retire the Units. As a result, 2013 and future earnings are expected to be impacted accordingly.
SCE will record regulatory assets that it believes are probable of recovery. Such conclusion will be a matter of SCE's knowledge of the facts and judgment in applying what it believes to be relevant regulatory principles to the issues under review in the OII proceeding and in accordance with generally accepted accounting principles. Such judgment will be subject to uncertainty, and regulatory principles and precedents are not necessarily binding and are capable of interpretation. No decisions have been rendered in the OII proceeding regarding recoverability of costs from future rates or refunds of amounts to customers, and the current proceedings are either in their early phases, or not yet scheduled. The CPUC may or may not agree with SCE, after review of all of the facts and circumstances, and SCE may advocate positions which it believes are supported by relevant precedent and regulatory principles that are more favorable to SCE than the charges it has recorded in accordance with generally accepted accounting principles. The CPUC could also conclude that SCE acted imprudently in connection with the San Onofre replacement steam generators and the outage since January 2012. Thus, there can be no assurance that the OII proceeding will provide for recoveries as estimated by SCE, including the recovery of costs recorded as a regulatory asset, or that the CPUC does not order refunds to customers from amounts that were previously authorized as subject to refund.
SCE is unable at this time to make a reasonable estimate of the total cash outlays, including termination payments under certain purchase contracts, which will result from the decision to permanently retire Units 2 and 3 of San Onofre. SCE expects to incur cash outlays for severance benefits to reduce the workforce at San Onofre over the next year from approximately 1,500 to approximately 400 employees, subject to applicable regulatory approvals. The majority of such reductions are expected to occur in 2013. SCE expects its share of severance costs from such reductions to be in the range of approximately $70-$80 million. Such cash expenditures are expected to be recoverable through customer rates.
SCE intends to pursue recovery of damages from Mitsubishi Heavy Industries, Inc., the supplier of the replacement steam generators, as well as recovery of amounts under applicable insurance policies. The outcome of the CPUC OII may impact whether any proceeds received will be refunded to customers or retained by SCE to compensate for losses incurred.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDISON INTERNATIONAL
(Registrant)

/s/ Mark C. Clarke
Mark C. Clarke
Vice President and Controller

Date: June 6, 2013

SOUTHERN CALIFORNIA EDISON COMPANY
(Registrant)

/s/ Mark C. Clarke
Mark C. Clarke
Vice President and Controller

Date: June 6, 2013